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                                                                 EXHIBIT 12


                            THE BLACK & DECKER CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Millions of Dollars, Except Ratios)

                                             Three Months Ended      Six Months Ended
                                             ------------------      ----------------
                                                July 2, 1995          July 2, 1995
                                                ------------          ------------
EARNINGS:

Earnings before income taxes                       $49.7               $ 93.7
Interest expense                                    49.4                 98.3
Portion of rent expense representative
  of an interest factor                              7.6                 15.2
                                                   ------              ------

Adjusted earnings before taxes and
  fixed charges                                    $106.7              $207.2
                                                   ======              ======

FIXED CHARGES:

Interest expense                                   $ 49.4              $ 98.3
Portion of rent expense representative
  of an interest factor                               7.6                15.2
                                                   ------              ------

Total fixed charges                                $ 57.0              $113.5
                                                   ======              ======


RATIO OF EARNINGS TO FIXED CHARGES                   1.87                1.83

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